EXHIBIT 99.1
CONTACTS:
Russell G. Allen, Director — Planning & IR (704) 557-8219
Joe Calabrese, Financial Relations Board (212) 827-3772
IMMEDIATE RELEASE
December 7, 2007
Lance, Inc. Invests in Organic Snack Food Company
     Charlotte, NC, — December 7, 2007 — Lance, Inc. (Nasdaq-GS: LNCE) today announced that in an effort to increase its presence in the organic food sector, it has purchased a non-controlling minority equity interest in Late July Snacks LLC, a privately held organic snack food company.
     “Entry into the organic food sector with our investment in Late July® is consistent with our strategy to increase our presence in the better-for-you products category, and will allow us to capitalize on growing consumer trends in the organic food space,” said Dave Singer, President and CEO of Lance, Inc. “We are excited about our investment in Late July®, and look forward to pursuing opportunities to leverage our collective strengths to drive profitable growth in both of our businesses.”
     Founded in 2003 by the father-daughter team of Nicole Bernard Dawes and Steve Bernard, Late July Snacks LLC is a family owned and operated business producing organic updates on classic snacks. The company makes nine award-winning varieties of crackers, sandwich crackers and sandwich cookies, available in boxes, foodservice packs and single-serve packs. Headquartered in Hyannis, Mass., Late July’s products are certified USDA Organic and available throughout North America. Visit www.latejuly.com, or call (888) 85-SNACK for more information.
About Lance, Inc.
     Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout much of the United States and other parts of North America. The Company’s products include sandwich crackers and cookies, crackers, potato chips, cookies, sugar wafers, nuts, candy and other salty snacks. Lance has manufacturing facilities in North Carolina, Georgia, Florida, Texas, Iowa, Massachusetts and Ontario, Canada. Products are sold under the Lance, Cape Cod and Tom’s brand names along with a number of private labels and third party brands. The Company’s products are distributed through a direct-store-delivery system of approximately 1,500 sales routes, a network of independent distributors and direct shipments to customer locations. Lance products are distributed widely through grocery stores, convenience stores, mass merchants, food service outlets, and other channels. For more information on Lance, visit the Company’s website at www.lance.com.
     This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities, interest rate, foreign exchange rate, and credit risks and acquisition integration and divestitures are discussed in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.